Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-253285) and Form S-8 (No. 333-272710 and 333-272711) of Fundamental Global Inc. of our report dated March 14, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Grand Rapids, Michigan

March 14, 2024